UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 22, 2008

Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	0-26456	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    Entry into a Material Definitive Agreement.

On January 22, 2008, Arch Reinsurance Ltd. (“Arch Re”), a wholly owned subsidiary of Arch Capital Group Ltd. (“ACGL”), and Gulf Investment Corporation GSC (“GIC” and, together with Arch Re, the “Shareholders”), entered into a Joint Venture Agreement (the “Agreement”), for the purpose of forming a reinsurance company (the “Joint Venture”) in the Dubai International Financial Centre (“DIFC”).  GIC is owned equally by the six member states of the Gulf Cooperation Council, which include Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (the “Territory”).  The Joint Venture will provide property and casualty reinsurance primarily in the Territory.

It is intended that Arch Re will use its strategic and operational expertise in the reinsurance industry to help the Joint Venture to, among other things, recruit senior management and develop the Joint Venture’s business plan and underwriting experience, and GIC will use its investments and expertise in the Territory to assist the Joint Venture to, among other things, build the Joint Venture’s book of business and promote and introduce the Joint Venture to insureds and insurance companies in the Territory.  The initial capitalization of the Joint Venture is subject to customary conditions, including the receipt of a regulatory license from the DIFC and receipt of a minimum financial strength rating from one of two specified rating agencies.  Each Shareholder has committed to fund $100.0 million of the Joint Venture’s initial capitalization and to fund additional capital calls by the board of directors of the Joint Venture of up to an additional $100.0 million in the aggregate.  Each Shareholder will receive a 50% ownership interest in the Joint Venture and will have equal representation on the board of directors of the Joint Venture.

In the event of any deadlock between the Shareholders, the matter will be referred to the Chief Executive Officers of ACGL and GIC.  In the event they are unable to resolve the deadlock within the timeframe specified in the Agreement, either Shareholder may offer to sell its shares to the other Shareholder.  The offeree is then obligated to either purchase all of the shares of, or sell all of its shares to, the offering Shareholder.  Prior to the fifth anniversary of the date of the Agreement, neither Shareholder may transfer its shares to any person other than to its wholly owned affiliates.  After the fifth anniversary, either Shareholder may transfer its shares to a third party, subject to customary rights of first refusal and tag-along rights.

The Agreement includes obligations of GIC and its subsidiaries, on the one hand, and ACGL and its subsidiaries, on the other hand, to refer certain reinsurance business that may compete with the Joint Venture before they engage in such reinsurance business.  Also, the Joint Venture is obligated to refer to Arch Re any reinsurance business that the Joint Venture determines not to pursue. The Agreement also contains customary provisions prohibiting solicitation of employees of the Joint Venture and customary confidentiality provisions.

The Agreement contains customary default provisions, including non-compliance with certain provisions of the Agreement (which non-compliance continues after notice), insolvency, failure to meet capital calls and a Shareholder’s change of control without the other Shareholder’s consent.  If a default continues, the non-defaulting Shareholder may, at its option, purchase all of the shares of the defaulting Shareholder at fair market value as determined by an independent investment bank or terminate the Agreement and liquidate the assets of the Joint Venture.  Additionally, in the case of a change of control of either Shareholder prior to the third anniversary of the date of the initial capitalization of the Joint Venture without the other Shareholder’s consent, the non-consenting Shareholder may sell its shares to the Shareholder undergoing the change of control at fair market value as determined by an independent investment bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CAPITAL GROUP LTD.

Date: January 28, 2008	By:	/s/ John D. Vollaro
	Name:	John D. Vollaro
	Title:	Executive Vice President, Chief Financial Officer and Treasurer